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                                                                     EXHIBIT 4.1

                      AGREEMENT AND PLAN OF REORGANIZATION


      This Agreement and Plan of Reorganization (the "Agreement") is made this 28th day of October, 1998 by and among KTI SPECIALTY WASTE SERVICES, INC., a Maine corporation (the "Purchaser"), RUSSELL STULL COMPANY, CAPITOL CITY TRANSFER, INC. and TWTS, INC., each a Maine corporation (each a "Seller" and collectively the "Sellers"), and RUSSELL G. STULL (the "Owner").

                                    RECITALS

      WHEREAS, the Sellers own all of the assets used or necessary for use in Sellers' waste hauling businesses transporting non-hazardous wastes in the State of Maine (collectively the "Business").

      WHEREAS, the Sellers wish to transfer the Business and substantially all of Sellers' assets to Purchaser, solely in exchange for shares of common stock of KTI, Inc., parent company of Purchaser, and the assumption by Purchaser of certain liabilities of Sellers in a transaction intended to qualify as a "reorganization" within the meaning of Section 368(a)(1)(C) of the 1986 Code, it being understood by Purchaser that Sellers intend, as an integral part of the transaction, to distribute the shares of KTI, Inc. to Owner in complete liquidation of Sellers and to dissolve; and

      WHEREAS, the Sellers and the Owner desire to transfer and assign to the Purchaser and the Purchaser desires to acquire from the Sellers substantially all of the assets, properties and business of the Sellers, all as hereinafter provided;

      NOW, THEREFORE, In consideration of the premises and the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties agree as follows:

      [A LIST OF DEFINED TERMS IS PROVIDED IN ARTICLE 9 HEREOF]

      1.    TRANSFER OF ASSETS; CLOSING.

      SECTION 1.1 ACQUIRED ASSETS. The Sellers agree to and will transfer, convey, assign and deliver to the Purchaser at the Closing (as hereinafter defined), free and clear of all liens, claims and encumbrances of any kind whatsoever (except those which the Purchaser has expressly agreed to assume in Subsection 1.3(a)(2) and (3) or Section 1.5 hereof), all right, title and interest in all assets of the Sellers of every nature and kind (tangible and intangible, real, personal and mixed), including all property acquired between the date hereof and Closing, other than the Excluded Assets (as hereinafter defined), which assets are hereinafter collectively referred to as the "Acquired Assets" and including, without limitation, the following:

      (a) all machinery, equipment, leasehold improvements, construction in progress, furniture and fixtures, trucks, vehicles, refuse containers, computer hardware and software and
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other operating assets owned or leased by the Sellers, and other tangible property (other than Supplies) including without limitation those assets identified on Schedule 1.1(a) (the "Operating Assets");

      (b) all tools and supplies of the Sellers, including, without limitation, shop tools and equipment, supplies of fuel, lubricants, tires, spare parts, office equipment and supplies and other consumable materials, products, and supplies and inventories (the "Supplies");

      (c) all right, title and interest in the commercial, industrial and residential customer accounts, and construction and demolition customer accounts (which shall be grouped in an individual category) and other rights to provide services to customers of the Sellers, including without limitation those identified on Schedule 1.1(c) (collectively, the "Customer Accounts");

      (d) all right, title and interest in Sellers in all contracts relating to Customer Accounts, and all other contracts, personal property leases, agreements, insurance contracts, performance bonds, commitments and understandings (oral or written) to which any Seller is a party, including without limitation those listed on Schedule 2.9 (the contracts described in this Section 1.1(d), along with the Leased Real Property lease, being collectively the "Contracts");

      (e) all of the Sellers' permits, licenses, governmental approvals and authorizations, franchises and franchise rights, patents, trademarks, service marks, copyrights (and all registrations, applications and other rights associated with the foregoing, including the right to sue for past infringement), trade names, corporate names, telephone and telecopy numbers and directory listings, designs, plans, trade secrets, inventions, procedures, research, processes, know how, customer relationships, rights to employ Sellers' employees and other proprietary rights and intellectual property, including without limitation those identified on Schedule 1.1(e);

      (f) all operating data, books, files, documents and records of the Sellers, including without limitation customer lists, personnel files, financial, accounting and credit records, marketing information, warranties, advertising materials and brochures, correspondence, budgets and other similar documents and records (the "Records");

      (g) all of the Sellers' right, title and interest in and to the leased real property (the "Leased Real Property") including, but not limited to the property identified on Schedule 2.4 (collectively, the "Leased Real Property");

      (h) all accounts receivable of Russell Stull Company as of the Closing Date which arise from the delivery of services or sale of goods by Russell Stull Company in the ordinary course of operation of the Business as conducted by such Company, as determined in accordance with generally accepted accounting principles ("Accounts Receivable"); and

      (i) all other known and unknown, liquidated or unliquidated, contingent or fixed rights, choses in action or causes of action of every nature and kind which the Sellers have or may have against any third party, including without limitation all advance payments, deposits and other prepaid items, security deposits and credits, rights of offset, defenses, judgments, claims and


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demands of any nature, benefits under Sellers' insurance policies and fidelity and performance bonds with respect to all periods prior to Closing, restrictive covenants, confidentiality obligations and similar obligations of present and former shareholders, officers and employees;

      (j) all other assets of the Sellers other than Excluded Assets whether or not specifically referred to herein and whether or not carried on the books of Sellers as an asset; and

      (k) any and all goodwill related to the foregoing.

      SECTION 1.2 EXCLUDED ASSETS. Anything to the contrary in Section l.l notwithstanding, the Acquired Assets shall exclude the following assets of the Sellers (collectively, the "Excluded Assets"):

      (a)   the corporate minute books and stock records of the Sellers;

      (b) all cash and cash equivalents and investments, whether short-term or long-term bank accounts, certificates of deposit, treasury bills and securities of the Sellers (other than prepaid expenses);

      (c) all accounts receivables of TWTS, Inc. and Capitol City Transfer, Inc. arising from services or sales of inventory, each in the ordinary course of business;

      (d) any debt owed to Sellers from its shareholders for shareholder loans;

      (e) the cash value of that key man life insurance policy on the life of Russell Stull issued by the New England Life Insurance Company, policy number 08-306985, and all rights to payment and other privileges appurtenant to such insurance policy;

      (f) Sellers' claims to payment under First American Title Insurance Company Policy No. 30015126 relating to real property located off Bog Road in Augusta, Maine, and those claims of Sellers and Owners under the third party complaint filed by certain of the Sellers and Owner against First American Title Company in Kennebec County Superior Court, entitled Capitol City Transfer, Inc., et. al. v. First American Title Company, Docket No. CV95-263; and

      (g) that certain real property off Bog Road in Augusta, Maine, and used in the operations of Capitol City Transfer, Inc. further described in Schedule 2.4(#1) hereto (the "Augusta Real Property"), except that the trailer and other personal property and any improvements thereon shall not constitute Excluded Assets (which Augusta Real Property shall be leased to Purchaser as provided in Section 1.7(a) hereof); and

      (h) At the option of Purchaser, exercisable on a case-by-case basis (i) agreements and contracts for which consent of a third party is required and has not been obtained as of the Closing, and (ii) those contracts and agreements that Purchaser elects not to purchase and so specified on Schedule 2.9 hereto.


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      SECTION 1.3.      ACQUIRED PRICE; RELATED MATTERS.

      (a) Acquisition Price. The consideration for the Acquired Assets and the covenant not to compete contained in Section 4.7 herein shall be the sum of Two Million Dollars ($2,000,000), payable in a combination of KTI Stock and assumption or repayment of certain of Sellers' obligations as further described below, adjusted as set forth in Section 1.3(b) below. The Purchaser agrees, subject to the terms, conditions and limitations set forth in this Agreement:

      (1) to cause to be delivered to Sellers that number of shares of the unregistered common stock of Purchaser's parent, KTI, Inc. (common stock of KTI, Inc. being referred to as the "KTI Stock") that has an aggregate value at Closing of the difference between Two Million Dollars ($2,000,000) and the face amount of the Assumed Obligations (the "Aggregate Stock Value"), subject to adjustment as provided in
            Section 1.3(b) below. For purposes of determining the number of shares of KTI Stock to be delivered to Sellers hereunder, each share of the KTI Stock shall be valued using the average closing price of the common stock of KTI, Inc. on the NASDAQ system for the ten (10) business days immediately preceding the date of Closing (the "Value") as reported in the Wall Street Journal under the heading "NASDAQ National Market Issues" (Symbol KTIE). The KTI Stock issued pursuant to this Agreement is referred to herein as the "Shares".

      (2) at Purchaser's option, either (ii) to pay and discharge at Closing the amounts owed by Sellers to those lenders described on Schedule 1.3(a) in the amounts set forth in pay-off letters from such lenders to be delivered to Purchaser at Closing or (ii) to assume at Closing the Sellers' obligation to repay amounts due to those lenders described on Schedule 1.3(a) under those documents described therein in the amounts set forth on estoppel certificates of such lenders to be delivered by Sellers to Purchaser at Closing; and

      (3) to assume Sellers' obligations to provide vacation pay to those of Sellers' employees who are listed on Schedule 2.19 and are hired by Purchaser at Closing with an estimate of such amount set forth on
            Schedule 2.19 (with the assumed obligations described, in clauses 1.3(a)(2) and 1.3(a)(3) hereof (collectively the "Assumed Obligations").

     (b)   Adjustment to Acquisition Price.  The Aggregate Stock Value shall be:

      (1) increased by sixty percent (60%) of the amount, if any, by which Modified Working Capital on the Closing Date is greater than zero
            (0) and shall be decreased by 60% of the amount, if any, by which Modified Working Capital on the Closing Date is less than zero (0) ("Modified Working Capital Adjustment");


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      (2)   decreased by that amount, if any, equal to Purchaser's reasonable determination of the fair market value of any assets sold by any Seller between the date hereof and the Closing (with any such transfer in any event requiring the consent of Purchaser in any event pursuant to Subsection 4.1 hereof); and

      (3) adjusted by that amount, if any, by which the accrued vacation pay obligation assumed by Purchaser pursuant to Section 1.3(a)(3) differs from the estimate set forth on Schedule 2.19 hereto.

            A good faith estimate of the Modified Working Capital Adjustment above (the "Estimated Modified Working Capital Adjustment") shall be made by Sellers at the Closing based on the accounts receivable and accounts payable records for the Business as of the business day prior to the Closing Date. The final Modified Working Capital Adjustment and any other purchase price adjustments shall be determined on the one hundred eightieth day after the Closing Date. Purchaser shall make reasonable efforts to collect the Accounts Receivable, but shall in no event be obligated to commence litigation or modify its existing accounts receivable collection practices.

            If the Modified Working Capital Adjustment is more than the Estimated Modified Working Capital Adjustment, Purchaser shall cause to be issued shares of Stock that is equal to such difference, with such Stock being subject to the restrictions on transfer set forth in Section 1.3(c) hereof and being valued at the Value. If the Modified Working Capital Adjustment is less than the Estimated Modified Working Capital Adjustment, Sellers shall transfer to KTI, Inc. that number of Shares that is equal to such difference, with such Stock being valued at the Value. Transfer of such amount shall be made not later than the one hundred eighty-fifth day after the Closing Date. Notwithstanding the foregoing, if such difference is less than One Thousand Dollars ($1,000.00), no adjustment to the Estimated Modified Working Capital Adjustment shall be made, and the Estimated Modified Working Capital Adjustment shall constitute the final Modified Working Capital Adjustment for purposes of this Agreement. Any adjustment to the purchase price provided for in Subsections 1.3(b)(1) and (2) hereof shall be made at the time of determination (and payment, if applicable) of the final Modified Working Capital Adjustment, with Stock transferred as an adjustment to the purchase price being valued at the Value.

      (c) Restrictions on Transfer of Shares. That number of shares of KTI Stock to be delivered to Sellers that has a value at Closing of $275,000 shall not be registered at Closing but shall be transferable without contractual restriction by Purchaser or KTI after the Closing (but shall be subject to applicable restrictions under securities laws). The parties hereby agree that the remaining Shares to be issued to Sellers pursuant to Section 1.3(a) above and any Shares issued pursuant to Section 1.3(b) above shall not be transferable by Sellers for a period of three (3) years after the Closing, except the Purchaser and KTI, Inc. shall not restrict transfer of Shares to


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Russell Stull, and (1) in the case of the death of Russell Stull, the Shares may be transferred to the beneficiaries under his will, or (2) in the event of the divorce of Russell Stull, the Shares may be transferred to his spouse pursuant to a qualified domestic relations order requiring that some portion of the Shares be transferred to his spouse, provided in each case only that such transfer is in accordance with applicable restrictions under securities laws and evidence of such compliance is provided to KTI, Inc. These restrictions on transfer shall be set forth on the face of the stock certificate(s) to be issued to Sellers. The Shares shall be subject to a Registration Rights Agreement in the form attached as Exhibit A (the "Registration Rights Agreement"). KTI, Inc. shall be a third party beneficiary of this Section 1.4(c).

      (d) Taxes. All federal, state, local and other transfer, sales, use and other taxes applicable to, or imposed upon or arising out of the operation of the Business prior to the Closing and the sale of the Purchased Assets and the other transactions contemplated hereby shall be paid by Sellers in a timely manner, except that fifty percent (50%) of the sales tax on vehicles shall be paid by Purchaser.

      SECTION 1.4 INTENTIONALLY DELETED.

      SECTION 1.5 PURCHASER'S OBLIGATIONS UNDER CONTRACTS AND FOR ASSUMED PAYABLES; LIMITED ASSUMPTION OF LIABILITIES. From and after the date of closing, Purchaser shall pay, perform and discharge when required thereunder Sellers' obligations under those certain Contracts that (A) are listed on Schedule 2.9 (other than those marked "not to be assumed"), (B) have been entered into in the ordinary course of business and can be terminated by Sellers without liability upon thirty (30) days or less notice, or (C) are entered into between the date hereof and the Closing and which Purchaser has agreed in writing to assume, but in each case only to the extent that payment, performance or discharge of Sellers' obligations is required after the Closing under the terms of such Contracts, and provided that Purchaser need not assume any liabilities or obligations of Sellers with respect to a Material Contract (as defined in Section 6.4 below) for which an estoppel certificate has not been obtained (the Contracts described in this Subsection 1.5 being referred to herein as the "Assumed Contract Liabilities").

      Purchaser shall also pay and discharge when due the Assumed Payables.

      WITH THE EXCEPTION OF THE ASSUMED PAYABLES, THE ASSUMED OBLIGATIONS AND THE ASSUMED CONTRACT LIABILITIES, PURCHASER DOES NOT AND SHALL NOT ASSUME OR BECOME OBLIGATED TO PAY, PERFORM OR DISCHARGE ANY DEBT, OBLIGATION OR LIABILITY OF SELLERS OF ANY KIND OR NATURE WHATSOEVER, WHETHER OR NOT INCURRED OR ARISING IN CONNECTION WITH THE OPERATION OF THE BUSINESS. Without limiting the generality of the foregoing statement, Purchaser shall not assume, and Owner and Sellers shall retain and be responsible for, all liabilities arising from environmental liability of any nature, the violation of any Environmental Law, including without limitation, violations requiring the remediation of any real property or groundwater, or which relates to the generation, collection, transportation or disposal of any materials, including without limitation Hazardous Materials, whether prior to or after the Closing, by Owner, Sellers or any Business predecessor or successor of any of them to or at any


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site or facility whatsoever, whether or not such site or facility was owned, leased, or operated by any of them at any time.

      SECTION 1.6 TIME AND PLACE OF THE CLOSING. The Closing of the sale of the Acquired Assets (the "Closing") shall take place at the offices of Preti, Flaherty, Beliveau and Pachios, LLC, at 10:00 A.M., local time, on a date determined by Purchaser not more than ten (10) business days after all the conditions precedent in Sections 6 and 7 have been satisfied (the "Closing Date"); provided, however, that if Closing has not occurred prior to November 30, 1998 (the "Termination Date"), either Sellers or Purchaser, if the party so acting is not then in material default of its obligations hereunder, may terminate this Agreement in accordance with Section 10.1 hereof, and provided further that the Termination Date may be extended upon mutual written consent of Purchaser and Sellers.

      SECTION 1.7 PROCEDURE AT THE CLOSING, PAYMENT OF ACQUISITION PRICE.

      (a) Deliveries at Closing. At the Closing, the following actions will be taken by the parties and the completion of each action shall be a further condition to the Closing:

      (1) the Sellers shall deliver or cause to be delivered to the Purchaser, in form reasonably satisfactory to the Purchaser (i) duly executed bills of sale, endorsements, assignments, estoppel certificates, receipts, amendment to Sellers' Articles of Incorporation changing the names of such corporations, terminations of any assumed name, tradename, trademark or service mark filings and other instruments as shall be sufficient to vest in the Purchaser good and marketable title to the Acquired Assets, free and clear of all liens, claims and encumbrances, (except as otherwise expressly contemplated by this Agreement); (ii) an employment and non-competition agreement duly executed by Russell Stull substantially in the form set forth in Exhibit B hereof (the "Employment Agreement"); (iii) instructions duly executed by Sellers and Russell Stull concerning the number of shares of KTI Stock to be issued to each Seller; (iv) a lease for the Augusta Real Property substantially in the form set forth in Schedule C hereof (the "Lease"), (v) the legal opinion of Norman, Hanson & DeTroy, counsel to Sellers, substantially in the form set forth in Exhibit D hereto; and (vi) such other documents as may be reasonably requested by Purchaser to evidence or fulfill Sellers' and Owner's obligations hereunder; and

      (2) The Purchaser shall deliver to the Sellers and Owner evidence of payment of the Assumed Obligations and shall cause a duly executed Registration Rights Agreement to be delivered to Sellers substantially in the form attached hereto as Exhibit A.

      (b) Delivery of Shares. 75,932 of the Shares to be issued pursuant to
Section 1.3(a) hereof shall be delivered within five (5) business days after the date of Closing. The additional Shares to be issued pursuant to Section 1.3(a) shall be issued to Sellers at the time that the final Modified Working Capital Adjustment is determined (and paid, if applicable). The Shares shall be


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allocated among the Sellers in accordance with the written instructions delivered pursuant to Subsection 1.6(a)(1)(iii) above.

      2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE OWNER. The Sellers and the Owner jointly and severally make the following representations, warranties and covenants to Purchaser:

      SECTION 2.1 ORGANIZATION, POWER AND AUTHORITY. Each of the Sellers is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maine. Each of the Sellers has full corporate power and authority (a) to own, lease and operate its properties and to carry on the Business as it is now being conducted, (b) to enter into this Agreement and to convey, assign, transfer and deliver the Purchased Assets to the Purchaser as provided herein, and (c) to carry out the other transactions and agreements contemplated hereby. Each of the Sellers is legally qualified to transact business as a foreign corporation in each jurisdiction in which its business or property is such as to require that it be so qualified, and is in good standing in each of the jurisdictions in which it is so qualified. The execution, delivery and performance of this Agreement and all of the documents required hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of each Seller. This Agreement is, and the other documents required hereby will be, when executed and delivered by Sellers, the valid and binding obligations of the Sellers enforceable in accordance with their respective terms. Except as set forth in Schedule 2.1, none of the Sellers have any subsidiaries or own or otherwise have the power to exercise a controlling influence with respect to any entity. The Owner is the only shareholder of the Seller. The Sellers' Federal employer identification numbers are as listed in Schedule 2.1. During the last five (5) years, the Sellers have used no names in the conduct of the Business other than the corporate names of the Sellers as set forth herein and the name "Yarmouth Rubbish and Recycling".

      SECTION 2.2 FINANCIAL STATEMENTS. Attached as Schedule 2.2 are the following true and complete financial statements of the Seller:

      (a) Consolidated compiled balance sheets of the Sellers as of December 31, 1997 and December 31, 1996;

      (b) Consolidated compiled income statements of the Sellers for the fiscal year(s) then ended;

      (c) Consolidated compiled balance sheets of the Sellers as of August 31, 1998; and

      (d) Consolidated compiled income statements of the Sellers for the period ended August 31, 1998.



Each of such financial statements present fairly the financial position of the Sellers at each of the said balance sheet dates and the results of Sellers' operations for each of the said periods covered. The December 31, 1997 financial statements have been prepared in conformity with generally


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accepted accounting principles, applied on a consistent basis through the periods covered thereby. The August 31, 1998 financial statements have been prepared in conformity with the income tax basis method of accounting applied on a consistent basis through the periods covered thereby.

      SECTION 2.3 INTENTIONALLY DELETED

      SECTION 2.4 REAL PROPERTY.

      (a) Property, Hazardous Materials. True and complete copies of all leases (with all amendments, modifications and supplements) relating to each parcel of the Leased Real Property are listed on Schedule 2.4 and have been delivered to the Purchaser. All Leased Real Property and the Augusta Real Property (collectively the "Real Property") and related improvements are in sound structural condition and free of any material defects, and all improvements thereon are in good operating condition and repair, performing satisfactory and are available for immediate use in the Business. No asbestos, waste oil or Hazardous Materials are on or have been deposited on or under, or are or have been present on, or released at any of the Real Property. Set forth in Schedule
2.4 is a complete list of the location of all underground storage tanks located on any of the Real Property, and a list of all documents, notices, test reports or other information relating thereto known to the Sellers or Owner. No release, threat of release or disposal of Hazardous Materials exists or has occurred at any property contiguous to the Real Property.

      (b) Other Compliance Matters. Except as set forth in Schedule 2.4, (1) there are no subleases, tenancy agreements, easements, covenants, restrictions or any other instruments, agreements or arrangements which create in or confer upon any party other than the Sellers the right to occupy or possess all or any portion of the Real Property or any portion thereof or any interest therein; (2) no party other than Sellers occupy or possess the Real Property or any portion thereof; (3) there is legal and adequate ingress and egress between the Real Property and an adjacent public roadway; (4) the Real Property is connected to usable public sanitary and sewer, public water, and electrical utilities of adequate capacity for the present use of the Real Property; (5) the Real Property is properly zoned in order to allow its current use in the Business;
(6) no federal, state or local law, ordinance, regulation or restriction is violated in any material respect by the continued maintenance, operation or present use of the Real Property; (7) there is no federal, state or local law, statute, ordinance, rules, regulation or requirement, court or administrative law or process (collectively "Laws") which would require any expenditure to modify or improve any of the Real Property in order to bring it into compliance therewith; and (8) there are no claims or demands (including eminent domain proceedings) pending or, to the knowledge of Sellers and the Owner, threatened by any party which, if valid, would create in, or confer upon, any party other than the Sellers any right, title or interest in or to the Real Property or any portion thereof.

      SECTION 2.5 ACQUIRED ASSETS. Except as set forth in Schedule 2.5, the Sellers have good and marketable title to (or if specified as such in Schedule 2.5, a valid leasehold interest in), all of the Acquired Assets, free and clear of all title defects, liens, security interests, leases, claims or other encumbrances of any kind or character (whether voluntarily occurred or arising by operation of law or otherwise), except for liens for current taxes, assessments and governmental charges nor yet due and payable. Acquired Assets are located only at the locations set forth on Schedule 1.1(a) hereto.


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      SECTION 2.6 CONDITION OF THE ACQUIRED ASSETS. The Operating Assets and
Supplies are in good operating condition and repair, normal wear and tear excepted, are performing satisfactorily and are available for immediate use in the operation of the Business. The Supplies consist of items of a quality and quantity usable in the normal course of the Seller's business consistent with past practices.

      SECTION 2.7 PROPRIETARY RIGHTS. The Sellers possess all of the permits, licenses, governmental approvals, franchises and franchise rights, patents, trademarks, trade names, corporate names, authorizations and other proprietary rights necessary to carry on the Business as now conducted (collectively the "Proprietary Rights"). Schedule 1.1(e) contains a complete and accurate list of the Proprietary Rights. Except as disclosed in Schedule 1.1(e), (a) the rights of the Sellers in and to the Proprietary Rights do not conflict with or infringe on the rights of any other person or entity and the Sellers have not received any claim from any person or entity to that effect, (b) the Sellers own (or are licensed or otherwise have the right to use, all as further described in
Schedule 1.1(e)) all Proprietary Rights, and (c) to the knowledge of Sellers and the Owner, no other person is infringing or diluting the rights of the Sellers with respect to the Proprietary Rights. All governmental licenses, permits and authorizations held by Sellers have been validly issued, are in good standing, are not subject to any restrictions or conditions that would limit the operation of the Business as presently conducted, and the Sellers have conducted the Business in compliance with the terms of all such governmental licenses, permits and authorizations.

      SECTION 2.8 ADEQUACY OF THE ACQUIRED ASSETS. The Acquired Assets constitute all of the assets, properties and rights of every type and description (real, personal and mixed, tangible and intangible) necessary for the conduct of the Business in the manner in which it is currently being conducted, with the exception of the Excluded Assets. None of the Sellers or the Owner knows of any fact, event or action which could result in a material adverse change in the prospects, financial condition or results of operations of the Business or the operation or ownership of the Purchased Assets. None of the Sellers or the Owner is restricted by any agreement from carrying on the Business anywhere in the States of Maine, New Hampshire or the Commonwealth of Massachusetts.

      SECTION 2.9 CONTRACTS.

      (a) List of Contracts. Schedule 2.9 contains an accurate and complete list of the following:

      (1) each promissory note, loan agreement, credit agreement, lease, guarantee, security agreement, service contract with a municipality or business, contracts with any waste disposal or recycling company or similar document or instrument to which any Seller is a party or by which it or its property is bound;

      (2) each other agreement, contract or commitment (written or oral) to which any Seller is a party or by which it or its property is bound and which is either (i) material to Sellers or the operation of the Business, or (ii) cannot be terminated without liability on thirty
            (30) days or less notice.


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      True and complete copies of all such contracts and agreements (including all amendments, modifications and supplements thereto) have been provided to Purchaser.

      (b) Defaults; Necessary Agreements. None of the Sellers or any party thereto or bound thereby is in default under any of the Contracts, there is no outstanding notice of default or termination under any Contract and no act or event has occurred which with notice or lapse of time, or both, would constitute such a default. Except for those Contracts listed on Schedule 2.9, no Seller is a party to, nor is any Seller or any of such Seller's property bound by, any other agreement or instrument which is material to the continued conduct of the Business as now being conducted or with respect to which a default might materially and adversely affect the Business or the properties or financial condition of Sellers. All contracts, agreements or commitments to which they are a party that are not listed in Schedule 2.9 do not involve, in the aggregate, average monthly payments or receipts by the Sellers of more than One Thousand Dollars ($1,000). The Contracts confer on the Sellers all contractual rights necessary to enable it to conduct the Business as now being conducted and, in Sellers' reasonable opinion, impose upon the Sellers no unreasonable obligation.

      (c)   With respect to all Contracts:

      (1) each is in full force and effect and legally binding upon the parties thereto and is enforceable in accordance with its terms;

      (2) no Seller has released any of its rights thereunder nor will any other party bound thereby be released from its obligations nor will any obligations of any party thereto be affected as the result of the transactions contemplated hereby nor will the consent of any other party be required with respect to the transactions contemplated hereby; and

      (3) no Contract requires the payment or performance of material consideration by any Seller or its assignee on or after the Closing without the receipt by such party of consideration of commensurate value.

      SECTION 2.10 INSURANCE. Schedule 2.10 sets forth a true and complete list of: (a) all current and expired policies of liability, property damage, fire, workers' compensation/employer's liability, title or other forms of insurance owned or carried by any Seller or Owner any time within the past six (6) years;
(b) all performance bonds and letters of credit securing any obligations of the Sellers maintained by the Seller within the past six (6) years in the conduct of the Business; and (c) the names and addresses of any insurance agents and brokers providing the items referenced in (a) and (b) above. Each of the Sellers has at all times within the last six (6) years (1) carried insurance adequate in character and amount, with reputable insurers in respect of its properties, assets and business; (2) provided all required performance bonds; and (3) complied with all applicable terms and conditions, including payment of premiums, with respect to such insurance policies and performance bonds. No Seller has received any notification from any insurance carrier denying or disputing any claim made by such Seller, denying or disputing any coverage for any such claim, denying or disputing the amount of any claim or premium, or regarding the possible cancellation of or premium increases with respect to any policies. No Seller has any claim pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

      SECTION 2.11 LITIGATION. Except as set forth in Schedule 2.11, there are no actions, suits, claims, judicial, criminal, or administrative proceedings, investigations or arbitration proceedings pending or, to the knowledge of the Sellers or the Owner, threatened against or affecting any Seller or any of the Acquired Assets and, to the best of the knowledge of the Sellers and the Owner, there is no basis for any of the foregoing. There are no orders, decrees, judgments, injunctions, writs or stipulations currently in effect issued by any local, state or federal judicial or quasi-judicial authority in any proceeding to which any Seller is or was a party or by which any Seller is bound. The insurance coverages of the Sellers are adequate in character and amount to pay all liabilities relating to the matters described in Schedule 2.11.

      SECTION 2.12 INTENTIONALLY DELETED

      SECTION 2.13 CHANGES SINCE LAST BALANCE SHEET. Except as disclosed in
Schedule 2.13, since the date of Sellers' balance sheet dated as of December 31, 1997 and income statements for the fiscal year then ended: (a) there has been no material adverse change in the property, employee relations, prospects, financial condition, liabilities, assets or results of operations of the Business or the Sellers, (b) no bonus or increase in the rate of compensation has been given to any of the employees, officers or directors of any Sellers nor has there been any increase in any benefits payable to any of such employees, officers or directors; (c) the Sellers have not sold or transferred any of their assets other than in the ordinary course of business; (d) none of the Sellers has made or obligated itself to make any material capital expenditures; (e) no material obligations or liabilities (including any indebtedness) have been incurred and no material transactions have been entered into except for this Agreement and the transactions contemplated hereby; (f) none of the Sellers has suffered any theft, damage, destruction, casualty loss or other change, which has or could materially and adversely affect the Acquired Assets or the prospects, operations, liabilities, earnings or condition of the Business or the Sellers; (g) there has not been any material default on the part of Sellers, or any event which with the lapse of time or the giving of notice, or both, would constitute such a default under any Contract; (h) there has not been any notice from any significant supplier or customer as to such party's intention not to conduct business with Sellers; (i) there has not been any amendment or termination of any material Contract, to which any Seller is a party, except in the ordinary course of business; (j) there has not been any event, occurrence, change in circumstance or other matter of any character materially adverse to the operations, results or operations or condition (financial or otherwise) of Sellers or the Business; and (k) no Seller has entered into any agreement or commitment to take any action described in Subsections 2.13(a) through (k) above. To the best of knowledge of Sellers and the Owner, there is not any threatened or prospective event or condition that is likely to have a material adverse effect on the Sellers, the Business or the Acquired Assets.

      SECTION 2.14 COMPLIANCE WITH LAWS. (a) Except as set forth on Schedule
2.14 hereto, at all times during the past six (6) years, Each Seller has operated the Business, legally and in material compliance with all applicable Laws. Without limiting the generality of the foregoing, no Seller has transported, stored, treated or disposed, nor has it allowed or arranged for any third persons to transport, store, treat or dispose any waste including, without limitation Hazardous Materials, onto or at: (1) any location other than a site lawfully permitted to receive such waste for such purposes, or (2) any location that was at the time or has since been designated for remedial action pursuant to any Environmental Law; nor has it performed, arranged for, or allowed by any method or procedure, such transportation or disposal in contravention of any Law or in any other manner which may result in liability for contamination of the environment. No Seller has disposed, nor has it allowed or arranged for any third parties to dispose, of upon property owned or leased by it, except as permitted by Law.

      (b) None of Sellers or the Owner has received notification of any past or present failure by the Seller or the Business to comply with any Laws, permits, or licenses applicable to it or the Acquired Assets. Without limiting the generality of the foregoing, none of Sellers or the Owner has received any notification (including requests for information directed to any Seller or the Owner) from any governmental agency asserting that any Seller or the Business is or may be a "potentially responsible person" for a remedial action at a waste storage, treatment or disposal facility, pursuant to any Environmental Law. None of the Sellers or the Owner is aware of any circumstances that might interfere with continued compliance with Environmental Laws and permits or that would give rise to future enforcement claims.

      (c) None of Sellers or the Business uses or has used any Hazardous Material, asbestos or waste oil in any manner except in compliance with Environmental Laws.

      SECTION 2.15 ABSENCE OF CONFLICTS. Except as set forth in Schedule 2.15, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby does or will, after the giving of notice, lapse of time or both, or otherwise: (a) conflict with or violate any provision of the articles of incorporation or bylaws of any Seller or of any Law which is either applicable to, binding upon or enforceable against any Seller, the Owner or the Business; (b) result in the creation of any lien or encumbrance on any of the Purchased Assets; (c) result in any breach of or default under any Contract, or give any party the right to terminate, amend or modify any of the foregoing; or (d) impair or in any way limit any governmental or official license, approval, permit or authorization of any Seller or the Business, or require the consent, waiver, approval or authorization or filing with any court or public agency or other governmental authority.

      SECTION 2.16 SITES USED BY THE COMPANY, WASTES TRANSPORTED. Set forth on
Schedule 2.16 is a complete and accurate list of (a) all locations to which any Seller or the Business has ever transported, or ever caused to be transported, allowed or arranged for any third party to transport, any type of waste material including without limitation, Hazardous Materials, asbestos and waste oil generated by any Seller or by any customer of the Business or the Sellers, for storage, treatment, burning, recycling or disposal, and (b) all storage, treatment, burning, recycling or disposal activities which any Seller or the Business has undertaken, at any time, at any portion of the Real Property or any other locations then or presently owned or occupied by any Seller or the Business (such list to include address, nature of Sellers' interest in the property, current owner of the property, nature of the activity conducted at such location, type and form of waste, estimated volume of waste disposal on or in ground and period of time the activity was conducted). Schedule 2.16 contains a list of all municipalities in which Sellers conduct business, along with an estimate of the amount of waste hauled annually from each of their locations.

      None of the Sellers does, or has in the past, transported or hauled any Hazardous Material. Except as described on Schedule 2.16. Sellers have not transported any septage or special waste (as those terms are defined in Code of Maine Regulation Section 06 096 411 003(c)) or scrap tires or construction/demolition debris. Sellers have, at all times, transported waste only to facilities properly licensed to receive and dispose of such waste.

      SECTION 2.17 CUSTOMER ACCOUNTS. Seller's Customer Accounts are listed on
Schedule 1.1(c) as of the date(s) specified on such lists. Copies of all Customer Account contracts have been provided to Purchaser. Neither any Seller nor the Owner has any knowledge that any customer under any Customer Account has ceased, or plans to cease, purchasing services from the Sellers or has substantially reduced, or plans to substantially reduce, the use of Seller's services. Since the dates specified on such list(s), no customers under the Customer Accounts have canceled or otherwise terminated their relationships with or decreased their purchase of services from, or delivery of materials to, Sellers in a manner which has resulted in, or can reasonably be expected to result in, a material adverse change, nor are Sellers or Owner aware of any intention of any such customer to take such action. None of the Customer Accounts of the Sellers have been designated by any appropriate governmental authority as "small business set-aside" contracts, minority set-aside contracts, women-owned business set-aside contracts, or other similar designation which could adversely affect the Purchaser's ability to continue to service such accounts. None of the Customer Accounts are billed or serviced except through Sellers directly and no Owner bills or services any Customer Accounts.

      SECTION 2.18 TAXES. Except as disclosed on Schedule 2.18:

      (a) All federal, state and local tax returns and tax reports required to be filed by any Seller have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All federal, state and local income, profits, franchise, withholding and sales, use, occupation, property, excise and other taxes (including interest and penalties) due from Sellers in accordance with such returns and reports have been fully paid. Each item reflected on Sellers' federal and state tax returns is complete, accurate and correct in all material respects.

      (b) No issues have been asserted by the IRS or any other taxing authority in connection with an examination of any of the returns and reports referred to above which might, if determined adversely to Sellers, affect the financial condition of Business or Sellers, and to best knowledge of Sellers and the Owner, there is no basis for any such assertions. No waivers of statutes of limitation with respect to the collection or assessment of any taxes have been given with respect to Sellers.

      (c) There are no tax deficiencies (including penalties and interest) of any kind assessed against or relating to Sellers with respect to any taxable periods of a character or nature that would result in liens or encumbrances on any of the Acquired Assets or on Purchaser's title or use of the Acquired Assets or that might result in any claim against Purchaser.

      SECTION 2.19 EMPLOYEES. Employment by Sellers of all of its employees and management personnel is on an at-will basis. Schedule 2.19 contains a true and complete list showing the names of all employees of Sellers, which list includes the material terms of any personnel benefits or policies in effect, including but not limited to employer contributions to hospitalization or other insurance programs, and vacation and sick leave policies. Schedule 2.19 contains a true and complete list of Sellers' employee benefit and health plans, and Sellers have no other employee benefits or obligations with respect to any employee, and there is no written or unwritten severance policy with respect to the employees of Sellers. Schedule 2.19 also contains a true and complete list of the vacation time owned to Sellers' employees as of the Closing Date.

      SECTION 2.20 LABOR RELATIONS. Sellers have complied in all material respects with all applicable laws and regulations relating to the employment of labor, including those related to wages, hours, severance, collective bargaining, discrimination, employee pension and welfare benefit plans, and the payment of Social Security or similar taxes, and Sellers are not liable for any penalties for failure to comply with any of the foregoing. Neither any of the employees of the Business nor any of the Sellers is subject to or bound by any collective bargaining agreement or any similar agreement under state or federal law and there are no unfair labor practice claims or charges, pending or, to best knowledge of Sellers or Owner, threatened, involving the Business or its employees. To the best knowledge of Sellers and the Owner, there is no union campaign being conducted to solicit cards from employees to authorize a union to request an NLRB certification election with respect to any employees of the Business, or request for union representation pending, nor is there now pending or, to the best knowledge of Sellers and the Owner, threatened, any labor dispute, controversy, strike, or other employee or labor controversy which may affect the operations or employees of the Business.

      SECTION 2.21 EMPLOYEE BENEFIT PLANS. Except as set forth in Schedule 2.21, Sellers have not at any time maintained or been a party to or made contributions to any of the following: (i) any "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA; or (ii) any "employee welfare benefit plan," as such term is defined in Section 3(l) of ERISA, whether written or oral, or (iii) any multi-employer plan as such term is defined in Section 3(37) of ERISA or any multiple employer pension or welfare benefit plan. All employee benefit plans maintained by any Seller or to which any Seller is obligated to contribute, are, and have in the past been, in all material respects maintained, funded and administered in compliance with ERISA and other applicable laws. Neither any Seller nor any employee benefit plan maintained by any Seller within the meaning of Section 3(3) of ERISA is or has been in violation of the provisions of ERISA or Internal Revenue Code of 1996, as amended (including the regulations and published interpretations thereunder, collectively, the "Code"). All contributions to all plans required to be made and all reports, statements and other documents required to be given to the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or to participants and beneficiaries, or any of them, under ERISA or the Code, have been made or given by Sellers in a timely manner, including without limitation all so-called "COBRA" medical continuation notices, all 5500 annual reports (except as stated in Schedule 2.1), and all so-called "top-hat" letter notices to the DOL relating to any and all deferred compensation agreements and other compensation programs, even if maintained for only one employee. No Seller has ever maintained a defined benefit plan or a multi-employer defined benefit plan. None of the Sellers, or to the best knowledge of Sellers and the Owner, any plan fiduciary, has engaged in any "prohibited transaction," as defined in Section 406 of ERISA, or in Section 4975 of the Code with respect to any employee benefit plan of Sellers. A true and correct copy of the plans and arrangements listed on Schedule 2.21, as in effect on the date hereof, has been supplied to Purchaser.

      SECTION 2.22 TRANSACTIONS WITH AFFILIATES. Seller is not involved in any arrangement or relationship relating to the Business with any affiliate of Sellers, and no affiliate of any Seller owns any property or right, tangible or intangible, which is used in the Business.

      SECTION 2.23 INSOLVENCY. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting any Seller or affiliates thereof or any of their assets or properties are pending or, to the best knowledge of Sellers and Owner, threatened. None of the Sellers or their affiliates has made any assignment for the benefit of creditors or taken any action with a view to, or which would constitute the basis for the institution of, any such insolvency proceedings.

      SECTION 2.24 BROKERS. Neither this Agreement nor the sale and purchase of the Acquired Assets or any other transaction contemplated by this Agreement was induced or procured through any party acting on behalf of or representing any Seller or Owner as broker, finder, investment banker, financial advisor or in any similar capacity.

      SECTION 2.25 ACCOUNTS RECEIVABLE. All Accounts Receivable of Russell Stull Company have arisen from bona fide transactions in the ordinary course of the Business, and all such Accounts Receivable will be collectible when due without resort to litigation and in the aggregate face amounts thereof, except to the extent of normal allowance for doubtful accounts described on the Closing Date.


      SECTION 2.26 YEAR 2000 COMPLIANCE. Sellers have conducted a review of all computer systems, software and programs used or useful in the operation of its business to determine their ability to define the year 2000 properly, and Sellers have no knowledge, as a result of such review or otherwise, that Sellers will be materially adversely affected by any year 2000 computer system, software, or program problems.

      SECTION 2.27 ACCURACY OF INFORMATION FURNISHED. No representation, statement or information made or furnished by any Seller or the Owner to the Purchaser, including those contained in this Agreement, in the Schedules and in the Exhibits to this Agreement, or in other information and statements furnished by any Seller or the Owner to the Purchaser, contains or shall contain any untrue statement of a material facts or omits or shall omit any material fact necessary to make the information not misleading. There is no fact known to any Seller (other than information affecting the waste business generally) which has resulted in, or could reasonably be expected to result in, a material adverse change in the Business.

      SECTION 2.28 SURVIVAL. The representations and warranties contained in this Article 2 shall survive a period of three years after Closing, except with respect (a) to Section 2.13 [taxes] which shall survive for the period of the applicable statute of limitations and (b) to the provisions relating to environmental matters (including pertinent portions of Sections 2.4, 2.14, 2.15 and 2.16) which shall not terminate.

      SECTION 2.29 SECURITIES LAW MATTERS. (a) Each Seller and the Owner:

            (i) understands that the Shares to be issued as provided in this Agreement have not been, and, except as the same may be effected pursuant to the Registration Rights Agreement, will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws (collectively and together with the Securities Act, the "Securities Laws"), and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, the availability of which exemptions is dependent in part upon the representations and warranties of the Owner as set forth herein;

            (ii) understands that the Shares will constitute "restricted securities" under the Securities Act and as such may not be sold by the Owner (even after expiration of the three year period set forth in Section 1.3(c) that applies to a portion of the Shares) unless they are registered under the Securities Laws or are sold pursuant to an exemption from registration;

            (iii) is familiar with the provisions of Rules 144 and 145 of the Securities and Exchange Commission, including without limitation the minimum holding period and maximum sale amounts thereunder;

            (iv) is acquiring the Shares solely for his own account for investment purposes, and not with a view to the resale or distribution thereof;

            (v) is a sophisticated investor with knowledge and experience in business and financial matters who is capable of evaluating the merits and risks of owning the Shares;

            (vi) has received certain information concerning KTI, Inc., identified in subsection (b) hereof and has had the opportunity to obtain additional information as desired, including the opportunity to ask questions of KTI's management in order to evaluate the merits and the risks inherent in holding the Shares;

            (vii) is able to bear the economic risk and lack of liquidity inherent in holding the Shares;

            (viii)understands that no federal or state agency has passed upon the Shares to be issued as provided in this Agreement or made any finding or determination as to the fairness of this transaction;

            (ix) understands that there are substantial risks incident to an investment in the Shares;

            (x) understands that the holders of the Shares, including the Owner are not assured of any return on an investment in the Shares;

            (xi) is not relying on KTI, Inc. or Purchaser with respect to any economic considerations involved in this transaction; and

            (xii) acknowledges that the Shares may, in order to prevent transfers in violation of the Securities Laws or in breach of Section 1.3(c) be the subject of a "stop transfer" or contain a legend as follows:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TOWARD DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION AND [WITH RESPECT ONLY TO APPLICABLE SHARES] ARE FURTHER SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF THREE YEARS BEGINNING [DATE] UNDER AN AGREEMENT DATED [DATE], A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICES.

      (b) The Owner has been furnished, has carefully read and has understood the following documents:

            (i) This Agreement (including the Exhibits and Schedules hereto);
      and

            (ii) KTI, Inc. Forms 10-K for the year ended December 31, 1997, 10-Qs for the quarters ended March 31, 1998 and June 30, 1998, and 8-Ks filed after June 30, 1998 and the KTI, Inc. Proxy Statement dated April 16, 1998, all of which have been delivered by KTI, Inc. to Sellers or their attorney (collectively the "KTI Documents").

      (c) The Owner is an "Accredited Investor" as such term is defined under the Securities Act or 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, as he falls within at least one of the following categories:

            (i) a natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000; or

            (ii) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and who has a reasonable expectation of reaching the same income level in the current year.

      (d) THE SELLERS AND OWNER ACKNOWLEDGE THAT THEY ARE NOT RELYING ON PURCHASER WITH RESPECT TO TAX OR OTHER ADVICES OR REPRESENTATIONS CONCERNING THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITHOUT LIMITATION, THE QUALIFICATION OF SUCH TRANSACTIONS AS A SO-CALLED "C REORGANIZATION" UNDER THE INTERNAL REVENUE CODE.

      3. REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser makes the following representations and warranties:

      SECTION 3.1 ORGANIZATION, POWER AND AUTHORITY. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maine, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

      SECTION 3.2 DUE AUTHORIZATION; BINDING OBLIGATION. Upon the approval of the Board of Directors of its sole shareholder, KTI, Inc., the execution, delivery and performance of this Agreement and all other documents required hereby and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement is, and the other documents required hereby will be, when executed and delivered by the Purchaser, the valid and binding obligation of the Purchaser enforceable in accordance with their respective terms.

      SECTION 3.3 BROKERS. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any party acting on behalf of or representing Purchaser as broker, finder, investment banker, financial advisor or in any similar capacity.

      SECTION 3.4 INSOLVENCY. No insolvency proceeding of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Purchaser or affiliates thereof or any of their assets or properties are pending or, to the best knowledge of Purchaser, threatened. Neither Purchase nor any of its affiliates has made any assignment for the benefit of creditors or taken any action with a view to, or which would constitute the basis for the institution of, any such insolvency proceedings.

      4. ADDITIONAL AGREEMENTS OF THE SELLERS AND OWNER.

      SECTION 4.1 CONDUCT OF BUSINESS PENDING THE CLOSING. From and after the date hereof and until the Closing, except as otherwise provided by the prior written consent of the Purchaser, the Sellers will conduct the Business in accordance with past practice and consistent with their contractual obligation to Purchaser, and will (a) preserve the Business organization intact, (b) use their best efforts to keep available to the Purchaser the services of Sellers' officers, employees, agents, (c) use their best efforts to preserve Sellers' relationships with customers and suppliers of the Business; (d) maintain their books and records in accordance with past practices and furnish to Purchaser such financial information concerning the Business as Purchaser may reasonably request; (e) maintain the Supplies at a level consistent with past practice; (f) request a written statement from the Maine State Tax Assessor with respect to the amount of any "trust fund taxes" (as that term is used in 36 M.R.S.A. Section 177(d)) and unemployment taxes owed by Sellers; and (g) use their best efforts to procure estoppel certificates with respect to Material Contracts and consents to assignment with respect to those Contracts for which consent is required pursuant to the terms thereof. Sellers will not, from and after the date hereof and until the Closing, except as otherwise provided by the prior written consent of the Purchaser (1) enter into any Contract other than those in the ordinary course of business that are terminable without liability on thirty (30) days notice or less; (2) create, assume or permit to arise any lien or encumbrance of any sort with respect to the Acquired Assets; (3) sell, assign, lease, transfer or otherwise dispose of any of the Purchased Assets, except for substitutions and replacement in the ordinary course of the Business; (4) increase the compensation or benefits payable to any of Sellers' employees, officers or agents, except for increases substantially in accordance with existing employment practices; or (5) effect any changes in Sellers' management and personnel policies.

      SECTION 4.2 ACCESS TO THE SELLERS' PLANTS, PROPERTIES AND RECORDS.

      (a) From and after the date hereof until the date of Closing, the Sellers will afford to the representatives of the Purchaser access, during normal business hours and upon reasonable notice, to the Sellers' premises, and to the books and records pertaining to the Acquired Assets and the Business, and the Sellers will furnish to such representatives during such period all such information relating to the foregoing as the Purchaser may reasonably request; provided, however, that any furnishing of such information to the Purchaser and any investigation by the Purchaser shall not affect the right of the Purchaser to rely on the representations and warranties made by the Sellers and the Owner in or pursuant to this Agreement.

      (b) Purchaser agrees to preserve and keep the books and records of Sellers delivered to Purchaser hereunder (either as delivered or on microfilm) for a period of three years from the Closing Date, and to make them available, during normal business hours and upon reasonable request, to the directors, officers, and stockholders of Sellers, or their representatives, in connection with any claims, legal proceedings, or IRS audits by or against the Sellers or its directors, officers, or stockholders. Purchaser shall give Stull thirty (30) days' written notice of any intention of Purchaser to dispose of such records after the end of such period but prior to the seventh anniversary of the Closing Date, and shall turn over such records to Stull at his request.

      SECTION 4.3 RETENTION OF SHARES. The Owner will not, prior to the Time of Closing, sell, assign, transfer, pledge, encumber or otherwise dispose of any of the shares of capital stock of the Sellers or any interest therein.

      SECTION 4.4 LIABILITY FOR EXPENSES. The Sellers and the Owner will pay all expenses incurred by the Sellers and the Owner, in connection with the negotiation, execution and performance of this Agreement, whether or not the transactions contemplated hereby are consummated, including the fees and expenses of agents, representatives, accountants and counsel for the Sellers and the Owner.

      SECTION 4.5 INDEMNIFICATION. From and after the Closing, the Sellers and the Owner jointly and severally agree to defend, indemnify and hold the Purchaser and its affiliates or any of the directors, agents, or employees of any of them (collectively "Affiliates") harmless from and against all Claims and Damages. "Claims and Damages" means all claims, demands, obligations, orders, actions, suits, proceedings, regulatory compliance requirements, and all expenses, losses, assessments, judgments, costs, deficiencies, liabilities, and damages (including reasonable attorneys' fees and court costs and costs incurred in enforcing this indemnity) incurred or suffered by the Purchaser or any of its Affiliates, as a result of or in connection with: (a) any breach of any representation or warranty made by the Sellers or the Owner in or pursuant to this Agreement; (b) any default in the performance of any covenant or agreement made by the Sellers or the Owner in this Agreement; (c) any failure of the Sellers to pay, discharge or perform any liability or obligation relating to the Business, the Sellers or the Acquired Assets, other than the Assumed Liabilities, or any asserted liability resulting from any dispute or claim against Purchaser concerning any of the Excluded Assets; or (d) any matter relating to the Sellers or the operation of the Business prior to the Closing, including, without limitation (1) all liabilities or obligations under any Contract to the extent such performance, satisfaction or compliance is required under the terms thereof on or prior to the Closing, and (2) any disposal by Sellers of waste at any disposal site or other location, regardless of whether such disposal constitutes a breach of Seller's representations hereunder, including without limitation the EWS site located in Saco, Maine. Purchaser shall use reasonable commercial efforts to provide notice of Claims and Damages to Sellers and/or Owner as promptly as practicable; provided, however, that failure to give such notice shall not be deemed a waiver of any of Purchaser's rights hereunder.

      SECTION 4.6 SPECIAL INDEMNIFICATION. Capitol City Transfer, Inc. and others are defendants in a certain action filed in Kennebec County Superior Court, entitled Albert and Linda Penney v. Capitol City Transfer, Inc., Docket No. CV95-263 (the "Penney Litigation"), which contains causes of action including trespass and demands for relocation of a right-of-way and other matters, all relating to the Augusta Real Property. From and after the date hereof, the Sellers and Owner jointly and severally agree to defend, indemnify and hold harmless the Purchaser and its Affiliates from and against all Claims and Damages incurred or suffered by the Purchaser or any of its Affiliates, in any manner whatsoever relating to or arising out of the Penney Litigation. Without limiting the generality of the foregoing, Sellers and Owner shall jointly and severally (a) defend against and pay any expenses, judgments or liabilities that may arise in connection with any joinder of Purchaser or any of its Affiliates to the Penney Litigation; and (b) any and all expenses of Purchaser arising out of the Penney Litigation, including without limitation expenses incurred by Purchaser in the event that the Penney Litigation results in any inability of the Purchaser to use the Augusta Real Property (including the right-of-way thereto) at any time during which the Purchaser is in possession of such property under the terms of the Lease (including, but not limited to, any and all expenses incurred by Purchaser in arranging alternative facilities during any such period in which Purchaser is prevented from using the Augusta Real Property).

      SECTION 4.7 COVENANT NOT TO COMPETE. The Sellers and the Owner jointly and severally agree that for a period of five (5) years from and after the date of Closing none of the Sellers or the Owner will (a) manage, operate, control or finance, or (b) act as an employee, agent, representative of, or consultant to, or (c) have any ownership interest, direct or indirect, in any person, firm, corporation or association business that is (1) in competition with the Business of Sellers, as that business is constituted as of the date hereof (whether or not such business is subsequently carried on by the Purchaser or by any successor or subsequent purchaser of such business), or (2) in the waste hauling business within the States of Maine, New Hampshire, Boston and that portion of Massachusetts that is northerly of Boston and the Massachusetts Turnpike; provided, however, that this Covenant-Not-to-Compete shall not prevent the Sellers or the Owner from acquiring and holding less than five percent (5%) of the outstanding shares of any corporation engaged in such a competitive business if such shares are available to the general public on a national securities exchange. In the event of a breach of any covenant contained in this covenant not to compete, the Purchaser shall be entitled to an injunction restraining such breach, in addition to any other remedies provided by law or equity. In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof. Specifically, and without limitation, the parties acknowledge that the period and geographic extent of the restrictions imposed in this Agreement are fair and reasonable and are reasonably required for the protection of Purchaser. Nevertheless, in the event that any provisions of this Agreement relating to the period or geographic area of the restrictions shall exceed the maximum which a court of competent jurisdiction has finally determined is valid and enforceable, then the time or geographic area, as the case may be, for purposes of this Agreement shall be deemed to be such maximum time or geographic area as a court of competent jurisdiction has determined to be valid and enforceable.

      In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof. Specifically, and without limitation, the parties acknowledge that the period and geographic extent of the restrictions imposed in this Agreement are fair and reasonable and are reasonably required for the protection of Purchaser. Nevertheless, in the event that any provisions of this Agreement relating to the period or geographic area of the restrictions shall exceed the maximum which a court of competent jurisdiction has finally determined is valid and enforceable, then the time or geographic area, as the case may be, for purposes of this Agreement shall be deemed to be such maximum time or geographic area as a court of competent jurisdiction has determined to be valid and enforceable.

      SECTION 4.8 NOTICE OF MATERIAL DEVELOPMENTS. From and after the date hereof until the Closing, the Sellers will give prompt written notice to the Purchaser of any material development affecting the Acquired Assets, the Business or the prospects, financial condition or results of operation of the Sellers.

      SECTION 4.9 NO DISCLOSURE.

      (a) No Publicity. Sellers and Owner shall not release any publicity about the proposed transaction without the consent of the other, which consent shall not be unreasonably withheld, except that any party may release such information as may be required by law.

      (b) No Disclosure. Without the prior written consent of the Purchaser, the Sellers or Owner will not disclose the existence of or any term or condition of this Agreement to any person or entity except that such disclosure may be made
(a) to the Sellers' attorneys or accountants and any lender to or other person in a business relationship with Sellers to whom such disclosure is necessary in order to satisfy any of the conditions to the consummation of the transactions contemplated hereby, and (b) to the extent the party making such disclosure believes in good faith that such disclosure is required by law (in which case such party will consult with the Purchaser prior to making such disclosure). Notwithstanding the foregoing, Sellers and Owner may disclose information available (1) from public records or other sources in accordance with law or (2) to Sellers which is in or enters the public domain other than through disclosure by Sellers or Owner.

      SECTION 4.10 NO OTHER DISCUSSIONS. None of the Sellers or Owner will, prior to the Closing Date, enter into or continue discussions with, or negotiate with or accept the unsolicited offer of any other person or entity concerning the potential sale of all or any part of the assets or stock of the Sellers to, or the merger or consolidation of the Sellers with, any person other than the Purchaser. None of the Sellers or Owner shall disclose, directly or indirectly, any information concerning the Sellers' business to, or afford any access to the Sellers' properties, books or records to, any party in connection with any possible proposal for such acquisition, merger or consolidation. In the event Sellers or Owner receives any offer, formal or informal, with respect to the potential sale of all or any part of the assets or shares of Sellers, or any merger, consolidation or similar transaction of any type, Sellers shall immediately inform Purchaser of the offer including the terms, proposed price, the parties involved and all other information as requested by Purchaser.

      SECTION 4.11 COVENANTS CONCERNING STOCK TRANSFERS. Each Seller holding Shares and any permitted assignee, by acceptance thereof, agrees to comply in all respects with the provisions of Section 1.3(c) of this Agreement. Prior to any proposed sale, assignment, transfer or pledge of any Shares, unless there is in effect a registration statement under the 1933 Act covering the proposed transfer, the holder thereof shall give written notice to KTI, Inc. of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such holder's expense by a written opinion of legal counsel who shall, and whose legal opinion shall be, reasonably satisfactory to KTI, Inc. addressed to KTI, Inc., to the effect that the proposed transfer of the Shares may be effected without registration under the 1933 Act. Each certificate evidencing the Shares transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 2.27 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provisions of the 1933 Act or this Agreement.

      SECTION 4.12 TAX COVENANTS. In the event that Sellers or Stull shall take any action that causes the transactions described herein to be taxable events, Purchaser shall be entitled to take all actions (including filing of amended tax returns) that will also entitle it to treat this transaction as taxable. Sellers and Stull agree that Purchaser and KTI, Inc. shall have no liability to Sellers or Stull in the event that the transactions are deemed to be taxable by the Internal Revenue Services or in the case of any other adverse tax consequences to Sellers or Owner.

      5.    ADDITIONAL AGREEMENTS OF THE PURCHASER.

      SECTION 5.1 LIABILITY FOR EXPENSES. The Purchaser will pay all expenses incurred by it in connection with the negotiation, execution and performance of this Agreement, whether or not the transactions contemplated hereby is consummated, including the fees and expenses of its counsel and auditors.

      SECTION 5.2 EMPLOYEES. Russell Stull, in his capacity as an employee of Purchaser or an Affiliate, shall determine at Closing which of Sellers' employees are to be hired by Purchaser or its Affiliate. Any individuals so hired shall be employees-at-will of Purchaser or its Affiliate.

      6. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to purchase the Acquired Assets shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, unless waived in writing by Purchaser in its sole discretion:

      SECTION 6.1 CLOSING CERTIFICATE. The representations and warranties of the Sellers and the Owner contained in this Agreement shall have been true, complete and correct in all material respects as of the date hereof, and they shall be true and correct as of the Closing, as though each such representation and warranty were made at and as of such time. The Sellers and the Owner shall have performed and complied in all material respects with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing. The Sellers and the Owner shall have delivered to the Purchaser a certificate, dated as of the date of the Closing, certifying that such representations and warranties are true, complete and correct in all material respects and that all such obligations have been performed and complied with in all material respects.

      SECTION 6.2 CERTIFIED RESOLUTIONS. The Sellers shall have delivered to the Purchaser copies of resolutions adopted by the board of directors and the shareholders of the Sellers authorizing the transactions contemplated by this Agreement, certified in each case as of the Closing by the Clerk of the Sellers.

      SECTION 6.3 LICENSES AND PERMITS. Purchaser shall have obtained all licenses, permits and governmental authorizations necessary or desirable to conduct the Business.

      SECTION 6.4 RECEIPT OF NECESSARY CONSENTS. All necessary consents or approvals of third parties to any of the transactions contemplated hereby, the absence of which would adversely affect the Purchaser's rights hereunder or the ownership or use of the Acquired Assets following Closing, shall have been obtained and evidenced by written documentation satisfactory to the Purchaser, including, without limitation, estoppel certificates and the consents from the other parties to those Contracts marked as "Material" on Schedule 2.9 hereof ("Material Contracts").

      SECTION 6.5 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the transfer of the Acquired Assets to the Purchaser or any other transaction contemplated hereby, or which might affect the right of the Purchaser to own or control the Acquired Assets or to operate the Business.

      SECTION 6.6 COMPLETION OF REVIEW BY THE PURCHASER. The Purchaser shall have completed its business, accounting, environmental and legal review of the Sellers' business and assets and obligations thereunder, and the Purchaser shall, in its sole discretion, be satisfied with the results of such investigation. The Contracts of Sellers shall be satisfactory to the Purchaser in its sole discretion.

      SECTION 6.7 PHASE I ENVIRONMENTAL REPORT. Purchaser shall have obtained a Phase I Environmental Report on the Real Property and operations of Sellers satisfactory in form and substance to Purchaser in its sole discretion.

      SECTION 6.8 NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing, except as otherwise contemplated in this Agreement, there shall have been no material adverse change in the financial condition or results of operation of the Business or any material adverse changes in the condition of the Acquired Assets, including without limitation any uncured default under the terms of any of the Material Contracts. Without limiting the generality of the foregoing, Sellers' failure to deliver Contracts at Closing for waste haulage for tonnage of at least equal to the tonnage hauled by Sellers for the same month in 1997 shall constitute a material adverse change.

      SECTION 6.9 BOARD APPROVAL. The Board of Directors of KTI, Inc. shall have approved the execution of this Agreement and the transactions contemplated hereby.

      SECTION 6.10 EVENT OF LOSS. Between the date of this Agreement and the Closing, neither the Business nor the Acquired Assets shall have sustained any loss, taking, condemnation, damage, destruction, which individually or in the aggregate would cost in excess of $25,000.00 to repair.

      SECTION 6.11 DELIVERIES AT CLOSING. Sellers and Owner shall have delivered or cause to be delivered to the Purchaser all documents, each properly executed and dated as of the Closing date, required pursuant to Section 1.7 hereof.

      SECTION 6.12 ASSUMED OBLIGATIONS. The Assumed Obligations shall not exceed Six Hundred Twenty Three Thousand Dollars ($623,000), and Purchaser shall have received evidence satisfactory to it in its sole discretion that Purchaser with respect to all amounts payable with respect thereto.

      7. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to transfer the Acquired Assets shall be subject to the fulfillment at or prior to the Closing of each of the following conditions unless waived in writing by Sellers in their sole discretion:

      SECTION 7.1 CLOSING CERTIFICATE. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall be true and correct in all material respects as of the Closing, as though each such representation and warranty were made at and as of such time. The Purchaser shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with in all material respects at or prior to the Time of Closing. The Purchaser shall have delivered to the Sellers a certificate, dated as of the date of the Closing, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been performed and complied with in all material respects.

      SECTION 7.2 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding before any court of other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Acquired Assets to the Purchaser, the performance by Owner under his Employment Agreement, or any other transaction contemplated hereby.

      8.    ADDITIONAL AGREEMENTS OF THE PARTIES.

      SECTION 8.1 CUSTOMER ACCOUNT PAYMENTS. At Closing, each party shall designate the address to which Customer Account payments for such party's services shall be sent. With respect to the Customer Accounts:

      (a) Purchaser shall be entitled to all income generated from the sale of products and the rendering of services with respect to said accounts on and after the Closing;

      (b) Purchaser shall promptly pay to Seller any amount collected on any Customer Account transferred hereunder that is accrued with respect to the sale of products or the rendering of services by Seller prior to the Closing;

      (c) Sellers and Owner shall promptly pay to Purchaser any amount collected on any Customer Account transferred hereunder that is accrued for sale of products or services rendered on or after the Closing; and

      (d) Neither Purchaser nor Seller shall be obligated to collect any Customer Accounts on behalf of the other, provided, however, that Purchaser shall use commercially reasonable efforts to assist Seller in collecting the accounts receivable outstanding at the Time of Closing.

      Designations of customers with respect to the invoice(s) being paid shall determine how amounts paid on such invoices shall be allocated between Seller and Purchaser. If a customer does not designate payment to a specific invoice, Purchaser may not (but need not) make inquiry of the customer with respect to the invoice being paid. Collections of Customer Accounts not otherwise so designated by the payor shall be allocated on a first-in-first-out basis unless the customer disputes the amount of the Customer Account in question, in which event the foregoing allocation shall only apply to the amount of the Customer Account that is not in dispute and the balance thereof shall be applied against the most recent invoice.


      SECTION 8.2 PRORATIONS. Any prepaid revenue, prepaid expense, deposits, refunds, deferred or unearned revenue, accrued income and accrued expenses of the Business as of the end of the day immediately preceding the Closing Date that have not been included within the Modified Working Capital Adjustment shall, except as otherwise expressly provided herein, be adjusted and allocated between Sellers and Purchaser to reflect the principle that all expenses incurred and income earned arising from the operation of the Business before the Closing Date shall be for the account of Sellers, and all expenses incurred and income earned arising from the operation of the Business on and after the Closing Date shall be for the account of the Purchaser. Without limiting the generality of the foregoing, items to be adjusted and allocated include wages, bonuses, commissions, payroll taxes, accrued vacation and sick pay and other fringe benefits of employees of Sellers. The allocations made pursuant to this Section shall be made in accordance with generally accepted accounting principles to the extent not inconsistent with the express provisions of this Agreement.

      SECTION 8.3 POST-CLOSING COVENANTS. From and after the Closing, upon the reasonable request of the Purchaser, the Sellers and the Owner shall execute, acknowledge and deliver all such further documents as may be required to convey and transfer to and vest in the Purchaser and protect its right, title and interest in all of the Acquired Assets, and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement, including without limitation, the required consent to assignment of Sellers' contract with the Town of Vienna. In addition, Sellers shall provide Purchaser with a complete copy of Sellers' contract with the Town of Falmouth and shall obtain any required consents thereto. Sellers shall pay in a timely manner all obligations of Sellers pertaining to the Business due and outstanding as of the Closing other than the Assumed Liabilities, (including without limitation prompt payment of all "trust fund taxes" [as that term is used in 36 M.R.S.A. Section 177(6)] and unemployment taxes owed by Sellers for the period through the Closing).

      SECTION 8.4 SUBROGATION OF THE PURCHASER. Sellers shall cause Purchaser, and Key Bank, N.A., agent for lenders to Purchaser, to be named as additional named insureds on all of Sellers' liability insurance policies.

      SECTION 8.5 PURCHASER OBLIGATION. From and after the Closing, Purchaser agrees to indemnify, defend and hold the Sellers and Owner harmless for all expenses, losses, costs, deficiencies, liabilities and damages incurred or suffered by Sellers or Owner arising out of third party claims resulting from Purchaser's operation of the Acquired Assets subsequent to the Closing.

      SECTION 9. DEFINITIONS. Unless otherwise stated in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

Accounts Receivable shall have the meaning set forth in Section 1.1(h) hereof.

Acquired Assets shall have the meaning set forth in Section 1.1 hereof.

Affiliates shall have the meaning set forth in Section 4.5 hereof.

Aggregate Stock Value shall have the meaning set forth in Section 1.3(a)(1 hereof.

Agreement shall have the meaning set forth in the first paragraph of this Agreement.

Assumed Contract Liabilities shall have the meaning set forth in Section 1.5 hereof.

Assumed Obligations shall have the meaning set forth in Section 1.3(a)(3) hereof.

Assumed Payables shall mean the payable accounts of Russell Stull Company accrued as of the Closing Date in those current liability categories listed on
SCHEDULE 9 hereto.

Augusta Real Property shall have the meaning set forth in Section 1.2(g) hereof.

Business shall have the meaning set forth in the recitals to this Agreement.

Claims and Damages shall have the meaning set forth in Section 4.5 hereof.

Closing shall have the meaning set forth in Section 1.6 hereof.

Closing Date shall have the meaning set forth in Section 1.6 hereof.

Contracts shall have the meaning set forth in Section 1.1(d) hereof.

Customer Accounts shall have the meaning set forth in Section 1.1(c) hereof.

Employment Agreement shall have the meaning set forth in Section 1.7(a)(1)(ii) hereof.

Environmental Laws means Laws in any manner addressing Hazardous Materials.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Estimated Modified Working Capital Adjustment shall have the meaning set forth in Section 1.3(b) hereof.

Excluded Assets shall have the meaning set forth in Section 1.2 hereof.

Hazardous Material means asbestos, waste oil or any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, compound product or substance, the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, clean up, removal or remediation of which is prohibited, controlled, regulated or required by Law pertaining to the protection of the environment, health or safety of persons, natural resources, conservation, wildlife, waste management.

KTI documents shall have the meaning set forth in Section 2.27 hereof.

KTI Stock shall have the meaning set forth in Section 1.3(a)(1) hereof.

Laws shall have the meaning set forth in Section 2.4 hereof.

Lease shall have the meaning set forth in Section 1.7(a)(1)(iv) hereof.

Leased Real Property shall have the meaning set forth in Section 1.1(g) hereof.

Modified Working Capital shall mean the difference, as a positive or negative amount, between (a) the Accounts Receivable actually collected (and retained) by Purchaser by the 180th day after the Closing Date minus (b) the sum of the (i) Assumed Payables actually paid by Purchaser by such date, and (ii) any other Assumed Payables that remain outstanding as of such date. Modified Working Capital shall be based on amounts accrued as of the Closing Date, but shall be adjusted to reflect accounts receivable actually collected as described above.

Modified Working Capital Adjustment shall have the meaning set forth in Section 1.3(b)(1) hereof.

Operating Assets shall have the meaning set forth in Section 1.1(a) hereof.

Owner shall have the meaning set forth in the first paragraph of this Agreement.

Penney Litigation shall have the meaning set forth in Section 4.6 hereof.

Proprietary Rights shall have the meaning set forth in Section 1.1(e) hereof.

Purchaser shall have the meaning set forth in the first paragraph of this Agreement.

Real Property shall have the meaning set forth in Section 2.4 hereof.

Records shall have the meaning set forth in Section 1.1(f) hereof.

Registration Rights Agreement shall have the meaning set forth in Section 1.3(c) hereof.

Securities Act shall have the meaning set forth in Section 2.27 hereof.

Securities Law shall have the meaning set forth in Section 2.27 hereof.

Seller shall have the meaning set forth in the first paragraph of this Agreement.

Shares shall have the meaning set forth in Section 1.3(a)(1) hereof.

Supplies shall have the meaning set forth in Section 1.1(b) hereof.

Termination Date shall have the meaning set forth in Section 1.6 hereof.

Value shall have the meaning set forth in Section 1.3(a)(1) hereof.

      10.   GENERAL PROVISIONS.

      SECTION 10.1      TERMINATION RIGHTS.

      (a) Grounds for Termination. This Agreement may be terminated by either Sellers and Owner, on the one hand, or Purchaser on the other, provided such party(ies) so acting is not then in material default hereunder, upon written notice to the other party(ies):

      (1) If the Closing hereunder has not occurred on or before the Termination Date; or

      (2) If any judgment, decree or order which would prevent or make unlawful the Closing under this Agreement has not been rescinded or dismissed on or before the Termination Date, or

      (3) In the event of a casualty loss described in Subsection 6.10 hereof; or

      (4) If any necessary governmental approval or consent will not be obtained within a reasonable time period; or

      (5) If the other party shall at any time be in material default with respect to any of its warranties, representations or covenants contained herein or shall make an assignment for the benefit of creditors or any proceeding shall have been instituted by or against such party seeking to adjudicate such party a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization.

            Termination pursuant to Clause (5) shall not be effective before the effective date of any termination pursuant to Clauses (1), (2), (3) or (4) unless the party seeking a termination shall have given to the other party at least thirty (30) days' advance notice of the claim of default or defaults involved so as to afford the other party an opportunity to cure such default or defaults.

      (b) Post-Termination Liability. If this Agreement is terminated pursuant to Subsection 10.1(a), all parties shall be released and discharged of all obligations under this Agreement, unless the non-terminating party has defaulted in its obligations set forth in this Agreement and such default has caused the Closing not to occur in accordance with the terms of this Agreement.

      SECTION 10.2 SPECIFIC PERFORMANCE. The parties recognize that if Sellers refuse to perform their obligations under this Agreement, monetary damages alone would not be adequate to compensate Purchaser for its injury. Purchaser shall therefore have the right, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. In the event of any action or arbitration proceeding to enforce this Agreement, Sellers hereby waive the defense that there is an adequate remedy at law.

      SECTION 10.3      INTENTIONALLY DELETED

      SECTION 10.4 BROKERS' COMMISSION. Each party hereto will indemnify and hold harmless each other party from any commission, fee or claim of any person, firm, or corporation employed or retained or claiming to be employed or retained by the indemnifying party to bring about, or to represent it in, the transactions contemplated hereby.

      SECTION 10.5 AMENDMENT AND MODIFICATION. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

      SECTION 10.6 ARBITRATION. Any dispute arising out or related to this Agreement that Sellers and Owner, on the one hand, and Purchaser, on the other, are unable to resolve by themselves shall be settled by arbitration in Portland, Maine, with Sellers and Owner constituting a single party for purposes of this
Section 10.6. Either party may initiate arbitration by giving written notice to the other, setting forth the matter or matters in dispute with reasonable particularity and designating a disinterested arbitrator. The other party shall have ten (10) business days following its receipt of the initiating party's notice within which to give written notice to the party initiating such arbitration, setting forth any other matters that the second party wishes to submit to arbitration and, if the second party so elects, designating a second disinterested arbitrator. If the second party elects not to designate a second arbitrator, or if the second party fails to give its notice within said period, the arbitrator selected by the first party shall arbitrate the dispute. If the second party designates a second arbitrator, the dispute shall be arbitrated by a panel of three arbitrators, with the two arbitrators designated by Purchaser and Sellers selecting the third arbitrator within ten (10) business days after the designation of the second arbitrator.

      The arbitration hearing shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules are not inconsistent with the provisions of this Section 10.6. The arbitrator(s) shall have the power to issue any award, judgment, decree or order of relief that a court of law or equity could issue under Maine law, subject to the liquidated damages provisions and other limitations on liability and remedies set forth in this Agreement. In no event shall the arbitrator(s) have power or authority to award punitive or exemplary damages or damages for pain and suffering, or consequential damages arising from a pre-Closing breach of this Agreement. The written decision of the single arbitrator or a majority of the panel of arbitrators, as applicable, shall be final and binding on Sellers and Purchaser. Judgment of a monetary award, if it is not paid within thirty (30) days, or enforcement of injunctive or specific performance relief granted by the arbitrator(s) pursuant to the Non-Competition Agreements may be entered in any court having jurisdiction over the matter.

      No action at law or suit in equity based on any claim required to be arbitrated under this Agreement shall be instituted in any court by Sellers or Purchaser against the other except (a) an action to compel arbitration pursuant to this Section 10.6, (b) an action to enforce the award of the arbitration panel rendered in accordance with this Section 10.6, or (c) an action for injunctive relief under Section 4.7 hereof.

      SECTION 10.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives; provided that this Agreement shall not be assignable by the Sellers or the Owners without the Purchaser's prior written consent. Notwithstanding the foregoing, Sellers acknowledge and agree that this Agreement shall be collaterally assigned by Purchaser to Key Bank, National Association, as agent under that certain Revolving Credit Agreement dated July 10, 1998 among KTI, Inc., Key Bank, N.A. and others.

      SECTION 10.8 ENTIRE AGREEMENT. This Agreement, the Schedules and the Exhibits attached hereto contain the entire agreement of the parties hereto with respect to the purchase of the Acquired Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the Schedules and the Exhibits attached hereto.

      SECTION 10.9 HEADINGS, INTERPRETATION. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The materiality standard set forth in Section 6.8 hereof was specifically negotiated by the parties and shall not be used in any manner as a standard for "material," "materiality," "material adverse change," or for any other purpose other than is expressly set forth above.

      SECTION 10.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed on original.

      SECTION 10.11 NOTICES. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and shall be hand delivered or sent by certified or registered mail, postage prepaid, or by overnight courier service requesting evidence of receipt as part of its service, as follows:

      (a)   If to the Sellers or the Owner, addressed to:

            Russell G. Stull

            86 Barstow Road
            Gorham, Maine 04038

       Copy to:

            Paul F. Driscoll, Esq.
            Norman, Hanson & DeTroy
            415 Congress Street
            P.O. Box 4600
            Portland, Maine  04112-4600
            Telecopier No.:  207-775-0806

      (b) If to the Purchaser, addressed to:

            William F. Kaiser, Executive Vice President
            and Treasurer
            KTI, Inc.
            7000 Boulevard East
            Guttenberg, NJ  07093

       Copy to:

            Susan E. LoGiudice, Esq.
            Preti, Flaherty, Beliveau & Pachios, LLC
            One City Center
            P.O. Box 9546
            Portland, Maine  04112-9546
            Telecopier No.:  207-791-3111

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address as herein provided. Any notice given hereunder shall be deemed given on the date of mailing.

      SECTION 10.12 SEVERABILITY. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

      SECTION 10.13 RELIANCE, NO STRICT CONSTRUCTION. No third party other than KTI, Inc. is entitled to rely on any of the representations, warranties or covenants of the parties contained in this Agreement, and any arbitrator(s) interpreting or construing this Agreement shall not apply a presumption that the terms hereof shall be more strictly construed against one party, it being agreed that agents of both Sellers and Owners, on the one hand, and Purchaser, on the other hand, participated in the preparation hereof.

      SECTION 10.14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine applicable to contracts made and to be performed therein.


           THE NEXT PAGE IS THE SIGNATURE PAGE TO THIS AGREEMENT AND
                            PLAN OF REORGANIZATION.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                   KTI SPECIALTY WASTE SERVICES, INC.



/s/ Susan E. LoGiudice             By: /s/ Robert E. Wetzel
----------------------             ------------------------
Witness                                Its Senior Vice President


                                   RUSSELL STULL COMPANY


/s/ Paul F. Driscoll               By: /s/ Russell Stull
--------------------               ---------------------
Witness                                Its


                                   CAPITOL CITY TRANSFER, INC.


/s/ Paul F. Driscoll               By: /s/ Russell Stull
--------------------               ---------------------
Witness                                Its


                                   TWTS, INC.


/s/ Paul F. Driscoll               By: /s/ Russell Stull
--------------------               ---------------------
Witness                                Its


/s/ Paul F. Driscoll               /s/ Russel G. Stull
--------------------               -------------------
Witness                            Russell G. Stull

             SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION

                                LIST OF EXHIBITS

Exhibit A   Registration Rights Agreement

Exhibit B   Employment and Non-Competition Agreement of Russell Stull

Exhibit C   Lease

Exhibit D   Legal Opinion of Counsel to Sellers and Owner addressed to
            Purchaser and Key Bank, N.A., as agent.

                                LIST OF SCHEDULES

Schedule 1.1(a)     List of Operating Assets
Schedule 1.1(c)     List of Customers Accounts
Schedule 1.1(e)     List of Proprietary Rights
Schedule 1.3(a)(2)  Obligations to Lenders
Schedule 2.1        Federal Employee Identification Numbers; Subsidiaries
Schedule 2.2        Financial Statements
Schedule 2.4        Real Property
Schedule 2.5        Liens
Schedule 2.9        Contracts
Schedule 2.10       Insurance
Schedule 2.11       Litigation
Schedule 2.13       Changes Since Last Balance Sheet
Schedule 2.14       Compliance with Laws
Schedule 2.15       Absence of Conflicts
Schedule 2.16       Sites Used by Company, Waste and Transport
Schedule 2.18       Taxes
Schedule 2.19       Employee Matters
Schedule 2.21       Employee Benefit Matters
Schedule 9          Assumed Payables